UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

SpartanNash Company

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check all boxes that apply):
☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

SpartanNash Company

850 76th Street, S.W.

P.O. Box 8700

Grand Rapids, Michigan

49518-8700

SUPPLEMENT TO

NOTICE OF 2024 ANNUAL MEETING AND PROXY STATEMENT

FOR THE ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 22, 2024

May 20, 2024

This Supplement provides updated information with respect to the 2024 Annual Meeting of Shareholders (the “Annual Meeting”) SpartanNash Company (“SpartanNash”) to be held on May 22, 2024.

On April 10, 2024, SpartanNash commenced distribution of the Notice of Annual Meeting and Proxy Statement (the “Proxy Statement”) for the Annual Meeting and notice of availability of the Proxy Statement. This Supplement should be read in conjunction with the Proxy Statement.

Withdrawal of Shareholder Proposal

The proponent of Proposal 6 – Shareholder Proposal Regarding Animal Welfare (“Proposal 6”) has withdrawn the proposal. Therefore, Proposal 6 will not be presented or voted upon at the Annual Meeting, nor will any votes cast in regard to Proposal 6 be tabulated or reported.

Voting Matters

Notwithstanding the withdrawal of Proposal 6, the proxy card and voting instruction forms distributed or presented online with the Proxy Statement remain valid, and SpartanNash will not distribute new voting instructions or proxy cards.

None of the other agenda items presented in the Proxy Statement are affected by this Supplement, and shares represented by proxy cards or voting instruction forms returned before the Annual Meeting will be voted with respect to all other matters properly brought before the Annual Meeting as instructed on the proxy card or voting instruction form.

If you have already returned your proxy card or voting instruction form, you do not need to take any action unless you wish to change your vote. If you have not yet returned your proxy card or voting instruction form, please complete the proxy card or voting instruction form, disregarding Proposal 6.

Information on how to vote your shares, or change or revoke your prior vote or voting instruction, is available in the Proxy Statement.